Exhibit 99.1

EVgo Announces Chief Financial Officer Transition

EVgo Appoints Keefer Lehner as Chief Financial Officer Effective January 12, 2026

Seasoned Executive Brings Finance and Operations Experience to Support High Growth Build-Out to Meet Charging Demand

Company Reiterates 2025 Financial Guidance

LOS ANGELES – December 11, 2025 – EVgo Inc. (NASDAQ: EVGO) (“EVgo” or the “Company”), one of the nation’s largest public fast charging networks for electric vehicles (“EVs”), today announced the appointment of Keefer Lehner as Chief Financial Officer (“CFO”), succeeding Paul Dobson, who is retiring as EVgo’s Chief Financial Officer, effective January 12, 2025. Dobson will remain with the Company in an advisory capacity through March 2026 to help facilitate a smooth and orderly transition.

Lehner brings extensive financial and operational experience to EVgo at a pivotal time as the Company continues its growth trajectory. Mr. Lehner is a seasoned finance executive and public company CFO with nearly 20 years of experience across finance, operations and strategic leadership. He has a proven track record of scaling organizations, driving profitable growth and strengthening balance sheets. Lehner currently serves as Executive Vice President and Chief Financial Officer at KLX Energy Services, leading organic and strategic growth initiatives focused on driving EBITDA expansion and free cash flow generation. Prior to KLX, Lehner co-founded and served as Executive Vice President and CFO of Quintana Energy Services, where he played a pivotal role in the company’s initial public offering and led strategy, capital allocation and growth initiatives before its merger with KLX. Earlier in his career, he held roles of increasing responsibility within energy-focused investment banking and private equity.

“Keefer brings significant experience in developing financial and operational strategies to enable growth and scale profitability," said Badar Khan, CEO of EVgo. "His proven ability to scale businesses and his commitment to advancing our strategic priorities will be instrumental as we accelerate the nationwide buildout of our EV charging infrastructure. We have all the elements in place to execute our fully financed growth plan, to drive profitability and deliver sustained value creation."

Mr. Khan continued, “We thank Paul for his dedication and contributions while serving as CFO, during a critical time when we substantially strengthened our balance sheet and set EVgo on a more positive trajectory.”

“I am honored to be named EVgo’s next CFO and excited to join this dedicated team,” said Mr. Lehner. “With a strong financial foundation and clear strategic priorities, EVgo is well-positioned to achieve and drive profitability, deliver long-term value, and advance its mission to build an integrated fast-charging EV network to support our country's transportation needs.”

2025 Financial Guidance

EVgo reiterated its 2025 financial guidance as previously announced on November 10, 2025.

	2025 Baseline	ANCILLARY UPSIDE**	2025 Baseline + ANCILLARY UPSIDE
Total Revenue	$350 - $365 million	Up to $40 million	$350 - $405 million
Adjusted EBITDA*	$(15) - $(8) million	Up to $31 million	$(15) - $23 million

* A reconciliation of projected Adjusted EBITDA (non-GAAP) to net income (loss), the most directly comparable GAAP measure, is not provided because certain measures, including share-based compensation expense, which is excluded from Adjusted EBITDA, cannot be reasonably calculated or predicted at this time without unreasonable efforts. EVgo defines EBITDA as net income (loss) before (i) depreciation, net of capital-build amortization, (ii) amortization, (iii) accretion, (iv) interest income, (v) interest expense, and (vi) income tax expense (benefit). EVgo defines Adjusted EBITDA as EBITDA plus (i) share-based compensation, (ii) loss on disposal of property and equipment, net of insurance recoveries, and impairment expense, (iii) loss (gain) on investments, (iv) bad debt expense (recoveries), (v) change in fair value of earnout liability, (vi) change in fair value of warrant liabilities, and (vii) certain other items that management believes are not indicative of EVgo’s ongoing performance.

**Potential contract close-out and gain on sale for an existing dedicated fleet site. Timing and amount are uncertain and subject to ongoing discussions with counterparty.

For more information about the EVgo charging network, visit www.evgo.com.

About Keefer Lehner

Keefer M. Lehner is currently the Executive Vice President and Chief Financial Officer of KLX Energy Services, a position he has held since July 2020. As a co-founder of Quintana Energy Services, Lehner served as the Executive Vice President and CFO prior to merging with KLX. He also held executive roles, including Vice President within Quintana Capital Group where he was responsible for sourcing, evaluating and executing investments across the energy value chain, as well as managing and monitoring the activities of Quintana’s portfolio companies. Prior to joining Quintana, Lehner worked in the investment banking division of Simmons & Company International, focusing on mergers, acquisitions and capital raises for public and private clients engaged in all facets of the energy industry. Lehner attended Villanova University, where he earned a BSBA degree in finance.

About EVgo

EVgo (Nasdaq: EVGO) is one of the nation’s leading public fast charging providers. With more than 1,100 fast charging stations across 47 states, EVgo strategically deploys localized and accessible charging infrastructure by partnering with leading businesses across the U.S., including retailers, grocery stores, restaurants, shopping centers, gas stations, rideshare operators, and autonomous vehicle companies. At its dedicated Innovation Lab, EVgo performs extensive interoperability testing and has ongoing technical collaborations with leading automakers and industry partners to advance the EV charging industry and deliver a seamless charging experience.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "estimate," "plan," "project," “proposed,” "forecast," "intend," "will," "expect," "anticipate," "believe," "seek," "target" or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, express or implied statements regarding EVgo’s growth plan, the buildout of its national EV charging infrastructure, the financing of its business, and EVgo’s 2025 financial guidance and future financial performance, including with regard to profitability and delivering long term value. These statements are subject to numerous assumptions, risks and uncertainties and on the current expectations of EVgo’s management and are not predictions of actual performance. These risks include the Company’s ability to implement a smooth leadership transition as well as to other risks described in “Risk Factors” in EVgo’s Annual Report on Form 10-K filed with the SEC on March 6, 2025, as well as its other filings with the SEC, copies of which are available on EVgo’s website at investors.evgo.com, and on the SEC’s website at www.sec.gov. All forward-looking statements in this press release are based on information available to EVgo as of the date hereof, and EVgo does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by applicable law.

Contacts

For Investors:

investors@evgo.com

For Media:

press@evgo.com